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                                                               Page 1 of 5 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                              LIBERTY DIGITAL INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                      SERIES A COMMON STOCK, $.01 PAR VALUE
                      SERIES B COMMON STOCK, $.01 PAR VALUE
              SERIES A CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE
 ------------------------------------------------------------------------------
                        (Title of Classes of Securities)


                        SERIES A COMMON STOCK 87229N 10 1
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 7, 2000
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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                                            13G                Page 2 of 5 Pages

Series A Common Stock CUSIP No.
87229N 10 1


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1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons
          (Entities Only)

          THE SHAW/CORUS INVESTMENT PARTNERSHIP
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                   NOT APPLICABLE.                                       (b) [ ]

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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   ALBERTA, CANADA
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                               5        SOLE VOTING POWER
          NUMBER OF
            SHARES                               1,400,000
         BENEFICIALLY          ------------------------------------------------
        OWNED BY EACH          6        SHARED VOTING POWE
          REPORTING
         PERSON WITH                             0

                               ------------------------------------------------

                               7        SOLE DISPOSITIVE POWER

                                                 1,400,000

                               ------------------------------------------------

                               8        SHARED DISPOSITIVE POWER

                                                  0

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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,400,000

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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   NOT APPLICABLE.

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
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                                                               Page 3 of 5 Pages
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                   5.56%

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12        TYPE OF REPORTING PERSON*

                   PN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                              Page 3 of 5 Pages

ITEM 1(A)         Name of Issuer:                                      LIBERTY DIGITAL, INC.
                  --------------

ITEM 1(B)         Address of Issuer's Principal                        67 IRVING PLACE NORTH, 4TH FLOOR
                  -----------------------------
                   Executive Offices:                                  NEW YORK, NY 10003
                  ------------------

ITEM 2(A)         Name of Person Filing:                               THE SHAW/CORUS INVESTMENT PARTNERSHIP
                  ---------------------

ITEM 2(B)         Address of Principal Business Office:                SUITE 900, 630-3RD AVENUE S.W.
                  ------------------------------------
                                                                       CALGARY, AB CANADA
                                                                       T2P 4L4

ITEM 2(C)         Citizenship:                                         CANADIAN
                  -----------

ITEM 2(D)         Title of Class of Securities:                        SERIES A COMMON STOCK, $.01 PAR VALUE
                  ----------------------------

ITEM 2(E)         CUSIP Number:                                        87229N 10 1
                  ------------

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (A)      [ ]      Broker or Dealer registered under Section 15 of the
                           Act (15 U.S.C. 78o);
         (B)      [ ]      Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c);
         (C)      [ ]      Insurance Company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c);
         (D)      [ ]      An Investment Company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (E)      [ ]      An investment adviser in accordance
                           withss.240.13d-1(b)(1)(ii)(E);
         (F)      [ ]      An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F);
         (G)      [ ]      A parent holding company or control person, in
                           accordance with ss.240.13d-1(b)(1)(ii)(G);
         (H)      [ ]      A savings associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);
         (I)      [ ]      A church plan that is excluded from the
                           definition of an investment company under section
                           3(c)(14) of the Investment Company Act of 1940 (15
                           U.S.C. 80a-3);
         (J)      [ ]      Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

ITEM 4(A)         Amount Beneficially Owned:     1,400,000 SERIES A COMMON
                  -------------------------      STOCK, $.01 PAR VALUE


ITEM 4(B)         Percent of Class:              5.56%
                  ----------------

ITEM 4(C) Number of shares as to which such person has:
          ---------------------------------------------

                  (i)      sole power to vote or to direct the vote:   1,400,000

                  (ii)     shared power to vote or to direct the vote: 0

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                                                               Page 4 of 5 Pages

                  (iii)    sole power to dispose or to direct the disposition of:         1,400,000

                  (iv)     shared power to dispose or to direct the disposition of:       0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           NOT APPLICABLE.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           NOT APPLICABLE.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                THE GROUP.

                           NOT APPLICABLE.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                           NOT APPLICABLE.

ITEM 10.        CERTIFICATION.

                           NOT APPLICABLE.

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                                                               Page 5 of 5 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Date:         February 29, 2000
                                               ----------------------------



                                      By:      /s/ Michael G. Ostopowich
                                               ----------------------------
                                               Name: Michael G. Ostopowich
                                               Title:   Vice-President